Exhibit 21





Pioneer Railcorp Subsidiaries:



Alabama & Florida Railway Co., Inc.
Alabama Railroad Co.
Decatur Junction Railway Co.
Fort Smith Railroad Co.
Keokuk Junction Railway Co.
Michigan Southern Railroad Company.
Midwest Terminal Railway Company
Mississippi Central Railroad Co.
Pioneer Air, Inc.
Pioneer Industrial Railway Co.
Pioneer Railroad Equipment Co., Ltd.
Pioneer Railroad Services, Inc.
Pioneer Resources, Inc.
Shawnee Terminal Railway Company
The Garden City Western Railway, Inc
Vandalia Railroad Company
West Michigan Railroad Co.